Exhibit 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces First Quarter 2025 Earnings:
Highlights include -
•	Net interest margin of 3.95% for the quarter ended March 31, 2025 increased 31 basis points, or 8.5%, versus 3.64% for the quarter ended March 31, 2024
•	Total Deposits grew $128.3 million, or 6.0%, reaching $2.3 billion at March 31, 2025 as compared to $2.2 billion at December 31, 2024
•	Total Loans of $1.9 billion at March 31, 2025 increased $38.5 million, or 2.1%, from $1.8 billion at December 31, 2024
•	Net Income reached $8.7 million for the three months ended March 31, 2025 representing a decrease of $586 thousand, or 6.3%, as compared to $9.3 million for the three months ended March 31, 2024
•	Trust and investment advisory income rose $553 thousand, or 19.2%, to $3.4 million, for the quarter ended March 31, 2025 from $2.9 million for the quarter ended March 31, 2024
•	Book value per share increased $1.34, or 8.2%, reaching $17.69 at March 31, 2025 as compared to $16.35 at December 31, 2024

MIDDLETOWN, N.Y., April 30, 2025 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $8.7 million, or $0.77 per basic and diluted share, for the quarter ended March 31, 2025.  This represents a $586 thousand, or 6.3%, decrease in net income as compared to $9.3 million, or $0.82 per basic and diluted share, for the quarter ended March 31, 2024.  The year-over-year comparison reflects a reduction in provision for credit losses on loans and increases in net interest income and total noninterest income in the most recent quarter, while the same period last year benefitted from a one-time recovery of $1.9 million from the sale of Signature Bank subordinated debt previously written off. The prior year’s gain had an approximately $.17 per share impact on first quarter earnings.  Non-interest income for the quarter ended March 31, 2025 rose $670 thousand, or 18.2%, to $4.4 million, as compared to $3.7 million for the quarter ended March 31, 2024.
Book value per share rose $1.34, or 8.2%, from $16.35 at December 31, 2024 to $17.69 at March 31, 2025. Tangible book value per share also increased $1.35, or 8.5%, from $15.80 at December 31, 2024 to $17.15 at March 31, 2025 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were the result of earnings growth during the quarter combined with a decrease in unrealized losses in the investment portfolio attributed to interest rate changes during the first quarter of 2025.
“2025 began with anticipation of a deregulatory, pro-business agenda from the incoming administration that would accelerate economic growth, but saw the quarter marked instead by uncertainty and market volatility stemming from government cost cutting and tariff policy,” said Orange Bank President and CEO, Michael Gilfeather. “Despite this unexpected shift, I am pleased to announce Orange Bank posted another excellent quarterly performance. For the three months ended March 31, 2025, the Company earned $8.7 million. This was a $586 thousand, or 6.3%, decrease versus the same quarter in 2024, but reflects solid growth in net interest income and noninterest income and a meaningful reduction in our provision for credit losses excluding a $1.9 million gain we realized last year as the result of recovery from the sale of Signature Bank subordinated debt previously written off.  Excluding last year’s one-time gain, earnings for Q1 2025 would have exceeded Q1 2024.

While we hope for the return of more stable, predictable markets, for the benefit of local economic activity and businesses, our clients continue to identify compelling long-term investment opportunities for us to finance.  Total loans grew $38.5 million, or 2.1%, for the quarter, from $1.8 billion at December 31, 2024.  As discussed in prior quarters, we continue to employ a conservative underwriting posture that guides the prioritization, sizing, and pricing of loans to ensure we thoughtfully manage risk while providing our clients with access to capital.

The quarter also saw strong deposit growth; up $128.3 million, or 6.0%, to $2.3 billion at March 31, 2025 from $2.2 billion at December 31, 2024.  Growth in deposits remains a priority for the Bank, and effective management of their costs has long been a strategic and differentiating strength of our organization.  Our cost of deposits for the first quarter of 2025 was 1.29%, down compared to 1.34% for the first quarter of 2024.

Also embedded in our operational results is solid expansion of net interest margin, which ended the quarter at 3.95%.  This is a 31 basis points, or 8.5%, increase, over the same quarter last year, once again reflecting  management of our overall process and drive to source appropriately priced deposits.

Our Wealth Management division also continued its strong recent performance in the quarter.  Trust and investment advisory income rose $553 thousand, or 19.2%, to $3.4 million, for the quarter ended March 31, 2025, from $2.9 million for the quarter ended March 31, 2024.  This division not only provides the Bank an important, diversified source of revenue, but also offers clients additional, value-added service that leads to stronger, longer-lasting business relationships.

Though it’s difficult to predict when the current period of market volatility and uncertainty will subside, I remain confident in our team and Company’s ability to adapt and meet our clients’ needs.  This is a testament to strategic initiatives and execution we’ve committed to the past several years and is only possible through the dedication of our employees, the continued trust of our clients, and the support of our stockholders.  I thank you all.”

First Quarter 2025 Financial Review
Net Income
Net income for the first quarter of 2025 was $8.7 million, a decrease of $586 thousand, or 6.3%, from net income of $9.3 million for the first quarter of 2024. This decrease was the result of a one-time recovery of $1.9 million from the sale of Signature Bank subordinated debt in the first quarter of 2024 offset by higher net interest income and noninterest income as well as a reduced provision for credit losses on loans during the first quarter of 2025 as compared to the first quarter of 2024.
Net Interest Income
For the three months ended March 31, 2025, net interest income rose $2.0 million, or 9.4%, to $23.6 million versus $21.6 million during the same period last year reflecting an increase in total interest income of $834 thousand and a decrease in total interest expense of $1.2 million mainly due to lower borrowing costs during the current period.
Total interest income rose $834 thousand, or 2.7%, to $31.9 million for the three months ended March 31, 2025, compared to $31.1 million for the three months ended March 31, 2024.  The increase reflected 6.6% growth in interest and fees associated with loans which was offset by decreases in interest income associated with investment securities, fed funds, and balances held at correspondent banks.
Total interest expense decreased $1.2 million during the first quarter of 2025, to $8.3 million, as compared to $9.5 million in the first quarter of 2024. Interest expense from FHLB advances and borrowings during the current quarter totaled $931 thousand as compared to $2.3 million during the first quarter of 2024.  The decrease primarily represented the effect of lower average balances and costs associated with FHLB borrowings.  Interest expense associated with savings and NOW accounts totaled $4.9 million during the first quarter of 2025 as compared to $4.6 million during the first quarter of 2024.  Interest expense related to brokered deposits totaled $2.1 million during the first quarter of 2025 as compared to $2.3 million during the first quarter of 2024.
Provision for Credit Losses
Provision for credit losses amounted to $202 thousand for the three months ended March 31, 2025 and a net credit of $1.6 million for the three months ended March 31, 2024.  The increase in the provision for credit losses was primarily attributable to the investment recovery during 2024.  The allowance for credit losses to total loans was 1.42% as of March 31, 2025 versus 1.44% as of December 31, 2024.  No additional reserves for investment securities were recorded during 2025 or 2024, respectively.

Non-Interest Income
Non-interest income rose $670 thousand, or 18.2%, to $4.4 million for the three months ended March 31, 2025 as compared to $3.7 million for the three months ended March 31, 2024.  This growth was related to increased fee income within each of the Company’s fee income categories, including investment advisory, trust, and service charges on deposit accounts.
Non-Interest Expense
Non-interest expense was $16.5 million for the first quarter of 2025, reflecting an increase of $1.2 million, or 7.7%, as compared to $15.3 million for the same period in 2024.  The increase in non-interest expense for the current three-month period continues to reflect the Company’s investment in growth. This investment consists primarily of increases in compensation, occupancy, and information technology. Our efficiency ratio, which is a non-GAAP measurement, decreased to 58.9% for the three months ended March 31, 2025, from 60.5% for the same period in 2024.
Income Tax Expense
Provision for income taxes for the three months ended March 31, 2025 was $2.6 million, representing an increase of $257 thousand, or 11.0%, as compared to $2.3 million for the three months ended March 31, 2024.  The amount was directly related to provisions associated with the Company’s earnings as well as the effect of certain tax adjustments for the quarter.  Our effective tax rate for the three-month period ended March 31, 2025 was 22.9%, as compared to 20.0% for the same period in 2024.

Financial Condition
Total consolidated assets increased by $50.2 million, or 2.0%, and grew from $2.5 billion at December 31, 2024 to $2.6 billion at March 31, 2025.  The increase reflected increases in cash and loans during the first quarter of 2025.
Total cash and due from banks increased from $150.3 million at December 31, 2024, to $164.2 million at March 31, 2025, an increase of approximately $13.8 million, or 9.2%. This increase resulted mainly from higher levels of deposit balances.
Total investment securities fell $4.2 million, or 0.9%, from $453.4 million at December 31, 2024 to $449.3 million at March 31, 2025. The decrease was driven primarily by investment securities maturities during the first three months of 2025.
Total loans increased $38.5 million, or 2.1%, to $1.9 billion at March 31, 2025 from $1.8 billion at December 31, 2024.  The increase was due primarily to growth of $19.7 million in CRE loans, including additional growth of $16.7 million in CRE Construction loans as well as $4.9 million in commercial and industrial loans.
Total deposits increased $128.3 million, to $2.3 billion at March 31, 2025 from approximately $2.2 billion at December 31, 2024.  This increase was due primarily to $50.8 million of growth in interest bearing demand deposits; $24.3 million increase in money market accounts; $11.5 million growth in savings accounts; and $38.8 million increase in time deposits mainly associated with brokered deposits which the Bank utilized to increase cash balances and reduce borrowings during the first quarter.  The increases in deposits also included a $2.9 million increase in noninterest-bearing demand deposit accounts during the quarter.  Deposit composition at March 31, 2025 included 45.4% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 39% at March 31, 2025 and December 31, 2024, respectively.
FHLBNY short-term borrowings were $20.5 million at March 31, 2025 down from $113.5 million at December 31, 2024.  The decrease in borrowings was driven mainly by increased deposits which outpaced loan growth during the quarter and allowed for paydowns of borrowings while maintaining consistent levels of cash at March 31, 2025.
Stockholders’ equity increased $15.8 million, or 8.5%, to $201.3 million at March 31, 2025 from $185.5 million at December 31, 2024. The increase was due to the combination of $8.7 million in net income and a decrease in unrealized losses of approximately $7.7 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes during the first quarter of 2025 offset by dividends of $1.5 million.
At March 31, 2025, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital-to-average-assets ratio was 10.41%, both common equity and Tier 1 capital-to-risk-weighted-assets were 14.16%, and total-capital-to-risk-weighted-assets was 15.42%.

Wealth Management
At March 31, 2025, our Wealth Management Division, which includes trust and investment advisory, totaled $1.7 billion in assets under management or advisory as compared to $1.8 billion at December 31, 2024, reflecting a decrease of $43.0 million, or 2.4%.  Trust and investment advisory income for the quarter ended March 31, 2025 totaled $3.4 million and represented an increase of 19.2%, or $553 thousand, as compared to $2.9 million for the quarter ended March 31, 2024.

The breakdown of trust and investment advisory assets as of March 31, 2025 and December 31, 2024, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2025		At December 31, 2024
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$1,105,692	63.55%	$1,105,143	61.99%
Trust Asset Under Administration & Management	634,177	36.45%	677,723	38.01%
Total	$1,739,869	100.00%	$1,782,866	100.00%

Loan Quality
At March 31, 2025, the Bank had total non-performing loans of $6.2 million, or 0.33% of total loans.  Total non-accrual loans represented approximately $6.2 million of loans at March 31, 2025, compared to $6.3 million at December 31, 2024.
Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of March 31, 2025, the Bank’s cash and due from banks totaled $164.2 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of March 31, 2025, the Bank’s investment in securities available for sale was $443.8 million, of which $80.3 million was not pledged as collateral.  Additionally, as of March 31, 2025, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $631.0 million, of which $96.4 million was used to collateralize municipal deposits and $10.0 million was utilized for overnight and long term FHLBNY advances.  As of March 31, 2025, the Bank’s unused borrowing capacity at the FHLBNY was $524.6 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  At March 31, 2025, the Bank also held $91.0 million of collateral at the Federal Reserve Bank which could be utilized to provide additional funding through the discount window.

The Bank also considers brokered deposits as an element of its deposit strategy.  As of March 31, 2025, the Bank had brokered deposit arrangements with various terms totaling $220.0 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	March 31, 2025	December 31, 2024
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$201,324	$185,531
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(750)	(821)
Tangible common equity	$195,215	$179,351
Common shares outstanding	11,383,738	11,350,158
Book value per common share	$17.69	$16.35
Tangible book value per common share	$17.15	$15.80

Tangible Assets
Total assets	$2,560,128	$2,509,927
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(750)	(821)
Tangible assets	$2,554,019	$2,503,747
Tangible common equity to tangible assets	7.64%	7.16%

NOTE: Share data and related information has been adjusted for the effect of the 2 for 1 stock split in January 2025

About Orange County Bancorp, Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.6 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, tariffs, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	March 31, 2025	December 31, 2024
ASSETS

Cash and due from banks	$164,173	$150,334
Investment securities - available-for-sale	443,797	443,775
(Amortized cost $509,906 at March 31, 2025 and $519,567 at December 31, 2024)
Restricted investment in bank stocks	5,525	9,716
Loans	1,854,254	1,815,751
Allowance for credit losses	(26,373)	(26,077)
Loans, net	1,827,881	1,789,674

Premises and equipment, net	15,904	15,808
Accrued interest receivable	11,002	6,680
Bank owned life insurance	42,516	42,257
Goodwill	5,359	5,359
Intangible assets	750	821
Other assets	43,221	45,503

TOTAL ASSETS	$2,560,128	$2,509,927

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$654,061	$651,135
Interest bearing	1,627,637	1,502,224
Total deposits	2,281,698	2,153,359

FHLB advances, short term	20,500	113,500
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	19,609	19,591
Accrued expenses and other liabilities	26,997	27,946

TOTAL LIABILITIES	2,358,804	2,324,396

STOCKHOLDERS' EQUITY

Common stock, $0.25 par value; 30,000,000 shares authorized;
11,391,755 and 11,366,608 issued; 11,383,738 and 11,350,158 outstanding,
at March 31, 2025 and December 31, 2024, respectively	2,848	2,842
Surplus	121,546	120,896
Retained Earnings	137,148	129,919
Accumulated other comprehensive income (loss), net of taxes	(60,019)	(67,751)
Treasury stock, at cost; 8,017 and 16,450 shares at March 31,
2025 and December 31, 2024, respectively	(199)	(375)
TOTAL STOCKHOLDERS' EQUITY	201,324	185,531

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,560,128	$2,509,927

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	For Three Months Ended March 31,
	2025	2024
INTEREST INCOME
Interest and fees on loans	$27,314	$25,614
Interest on investment securities:
Taxable	2,664	3,226
Tax exempt	576	568
Interest on Federal funds sold and other	1,353	1,665

TOTAL INTEREST INCOME	31,907	31,073

INTEREST EXPENSE
Savings and NOW accounts	4,894	4,577
Time deposits	2,224	2,414
FHLB advances and borrowings	931	2,251
Subordinated notes	230	230
TOTAL INTEREST EXPENSE	8,279	9,472

NET INTEREST INCOME	23,628	21,601

Provision for credit losses	202	(1,640)
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	23,426	23,241

NONINTEREST INCOME
Service charges on deposit accounts	290	235
Trust income	1,674	1,312
Investment advisory income	1,766	1,575
Earnings on bank owned life insurance	259	242
Other	367	322
TOTAL NONINTEREST INCOME	4,356	3,686

NONINTEREST EXPENSE
Salaries	6,905	6,738
Employee benefits	2,450	2,122
Occupancy expense	1,277	1,161
Professional fees	1,347	1,436
Directors' fees and expenses	306	322
Computer software expense	1,982	1,235
FDIC assessment	330	418
Advertising expenses	389	364
Advisor expenses related to trust income	22	33
Telephone expenses	207	187
Intangible amortization	71	72
Other	1,208	1,222
TOTAL NONINTEREST EXPENSE	16,494	15,310

Income before income taxes	11,288	11,617

Provision for income taxes	2,584	2,327
NET INCOME	$8,704	$9,290

Basic and diluted earnings per share	$0.77	$0.82

Weighted average shares outstanding	11,331,884	11,269,874

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended March 31,
	2025			2024
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$1,829,917	$27,311	6.05%	$1,738,199	$25,611	5.91%
PPP Loans	163	3	7.46%	209	3	5.76%
Investment securities	441,776	3,123	2.87%	481,530	3,432	2.86%
Due from banks	146,657	1,353	3.74%	149,596	1,665	4.46%
Other	7,979	117	5.95%	10,894	362	13.33%
Total interest earning assets	2,426,492	31,907	5.33%	2,380,428	31,073	5.24%
Non-interest earning assets	101,960			94,647
Total assets	$2,528,452			$2,475,075

Liabilities and equity:
Interest-bearing demand accounts	$357,057	$403	0.46%	$360,287	$437	0.49%
Money market accounts	685,827	3,634	2.15%	620,028	3,355	2.17%
Savings accounts	269,019	857	1.29%	235,829	785	1.34%
Certificates of deposit	222,992	2,224	4.04%	209,642	2,414	4.62%
Total interest-bearing deposits	1,534,895	7,118	1.88%	1,425,786	6,991	1.97%
FHLB Advances and other borrowings	85,011	931	4.44%	167,484	2,251	5.39%
Subordinated notes	19,597	230	4.76%	19,526	230	4.72%
Total interest bearing liabilities	1,639,503	8,279	2.05%	1,612,796	9,472	2.36%
Non-interest bearing demand accounts	667,564			668,439
Other non-interest bearing liabilities	29,907			28,446
Total liabilities	2,336,974			2,309,681
Total shareholders' equity	191,478			165,394
Total liabilities and shareholders' equity	$2,528,452			$2,475,075

Net interest income		$23,628			$21,601
Interest rate spread [1]			3.28%			2.88%
Net interest margin [2]			3.95%			3.64%
Average interest earning assets to interest-bearing liabilities	148.0%			147.6%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended March 31,
	2025	2024
Performance Ratios:
Return on average assets (1)	1.38%	1.50%
Return on average equity (1)	18.18%	22.47%
Interest rate spread (2)	3.28%	2.88%
Net interest margin (3)	3.95%	3.64%
Dividend payout ratio (4)	16.92%	13.95%
Non-interest income to average total assets	0.17%	0.15%
Non-interest expenses to average total assets	0.65%	0.62%
Average interest-earning assets to average interest-bearing liabilities	148.00%	147.60%

	At	At
	March 31, 2025	March 31, 2024
Asset Quality Ratios:
Non-performing assets to total assets	0.24%	0.24%
Non-performing loans to total loans	0.33%	0.33%
Allowance for credit losses to non-performing loans	425.03%	440.86%
Allowance for credit losses to total loans	1.42%	1.47%

Capital Ratios (5):
Total capital (to risk-weighted assets)	15.42%	14.74%
Tier 1 capital (to risk-weighted assets)	14.16%	13.49%
Common equity tier 1 capital (to risk-weighted assets)	14.16%	13.49%
Tier 1 capital (to average assets)	10.41%	9.72%

Notes:
(1) Annualized for the three month periods ended March 31, 2025 and 2024, respectively.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4) The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands except per share data)
	Three Months Ended March 31,
	2025	2024
Interest income	$31,907	$31,073
Interest expense	8,279	9,472
Net interest income	23,628	21,601
Provision for credit losses	202	(1,640)
Net interest income after provision for credit losses	23,426	23,241
Noninterest income	4,356	3,686
Noninterest expenses	16,494	15,310
Income before income taxes	11,288	11,617
Provision for income taxes	2,584	2,327
Net income	$8,704	$9,290

Basic and diluted earnings per share	$0.77	$0.82
Weighted average common shares outstanding	11,331,884	11,269,874

	At	At
	March 31, 2025	December 31, 2024
Book value per share	$17.69	$16.35
Net tangible book value per share (1)	$17.15	$15.80
Outstanding common shares	11,383,738	11,350,158

Notes:
(1) Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $750, and $821 in other intangible assets for March 31, 2025 and December 31, 2024, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2025		At December 31, 2024
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$247,284	13.34%	$242,390	13.35%
Commercial real estate	1,381,719	74.52%	1,362,054	75.01%
Commercial real estate construction	97,703	5.27%	80,993	4.46%
Residential real estate	73,090	3.94%	74,973	4.13%
Home equity	18,211	0.98%	17,365	0.96%
Consumer	36,247	1.95%	37,976	2.09%
Total loans	1,854,254	100.00%	1,815,751	100.00%
Allowance for loan losses	26,373		26,077
Total loans, net	$1,827,881		$1,789,674

(a) - Includes PPP loans of:	$159		$170

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)
	At March 31, 2025			At December 31, 2024
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$654,061	28.66%	0.00%	$651,135	30.24%	0.00%
Interest bearing demand accounts	381,878	16.74%	0.48%	331,115	15.38%	0.42%
Money market accounts	703,384	30.83%	2.14%	679,082	31.54%	2.15%
Savings accounts	282,563	12.38%	1.23%	271,014	12.59%	1.25%
Certificates of Deposit	259,812	11.39%	3.93%	221,013	10.26%	3.97%
Total	$2,281,698	100.00%	1.34%	$2,153,359	100.00%	1.31%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	March 31, 2025	December 31, 2024

Non-accrual loans:
Commercial and industrial	$200	$293
Commercial real estate	6,000	6,000
Commercial real estate construction	-	-
Residential real estate	5	6
Home equity	-	-
Consumer	-	-
Total non-accrual loans	6,205	6,299
Accruing loans 90 days or more past due:
Commercial and industrial	-	-
Commercial real estate	-	-
Commercial real estate construction	-	-
Residential real estate	-	-
Home equity	-	-
Consumer	-	-
Total loans 90 days or more past due	-	-
Total non-performing loans	6,205	6,299
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$6,205	$6,299

Ratios:
Total non-performing loans to total loans	0.33%	0.35%
Total non-performing loans to total assets	0.24%	0.25%
Total non-performing assets to total assets	0.24%	0.25%
Net-chargeoffs to total loans	0.00%	0.00%